Exhibit 99.1

Report of Independent Auditors

The Stockholders and Board of Directors

American Residential Properties, Inc.

We have audited the accompanying consolidated financial statements of American Residential Properties, Inc., which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Residential Properties, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 28, 2016

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)

	December 31,
	2015	2014
Assets
Investment in real estate:
Land	$252,143	$249,151
Building and improvements	1,079,765	1,042,954
Furniture, fixtures and equipment	11,163	9,508
	1,343,071	1,301,613
Less: accumulated depreciation	(113,019)	(58,010)
Investment in real estate, net	1,230,052	1,243,603
Mortgage financings	20,491	21,097
Cash and cash equivalents	28,004	21,270
Restricted cash	15,386	11,473
Acquisition deposits	—	2,561
Rents and other receivables, net	3,481	4,583
Deferred leasing costs and lease intangibles, net	3,490	3,391
Deferred financing costs, net	13,859	13,037
Investment in unconsolidated ventures	24,459	25,691
Goodwill	3,500	3,500
Other, net	9,673	10,567
Total assets	$1,352,395	$1,360,773

Liabilities and Equity
Liabilities:
Credit facility	$350,000	$311,000
Exchangeable senior notes, net	105,189	102,188
Securitization loan, net	340,881	340,675
Accounts payable and accrued expenses	26,678	23,507
Security deposits	10,422	7,919
Prepaid rent	2,794	2,919
Total liabilities	835,964	788,208
Equity:
American Residential Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock $0.01 par value, 500,000,000 shares authorized; 32,205,558 and 32,195,280 shares issued and outstanding at December 31, 2015 and 2014, respectively	322	322
Additional paid-in capital	629,019	628,662
Accumulated other comprehensive loss	(92)	(96)
Accumulated deficit	(125,602)	(68,101)
Total American Residential Properties, Inc. stockholders’ equity	503,647	560,787
Non-controlling interests	12,784	11,778
Total equity	516,431	572,565
Total liabilities and equity	$1,352,395	$1,360,773

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per-share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenue:
Self-managed rental revenue	$114,829	$76,757	$26,110
Local operator rental revenue	5,367	5,126	6,244
Management services (related party)	107	393	442
Interest and other	3,821	4,588	5,164
Total revenue	124,124	86,864	37,960
Expenses:
Property operating and maintenance	29,662	21,485	8,536
Real estate taxes	25,007	14,787	6,095
Homeowners’ association fees	2,847	2,145	1,170
Acquisition	83	937	3,890
Depreciation and amortization	64,974	47,298	22,193
General, administrative and other	19,591	15,023	16,374
Interest	30,800	22,664	5,113
Total expenses	172,964	124,339	63,371
Loss from continuing operations before equity in net (loss) income of unconsolidated ventures	(48,840)	(37,475)	(25,411)
Equity in net income (loss) of unconsolidated ventures	10	(158)	60
Net loss	(48,830)	(37,633)	(25,351)
Net loss attributable to non-controlling interests	992	654	368
Net loss attributable to common stockholders	$(47,838)	$(36,979)	$(24,983)
Basic and diluted loss per share:
Net loss per share attributable to common stockholders	$(1.49)	$(1.15)	$(0.92)
Weighted-average number of shares of common stock outstanding	32,166,329	32,143,934	27,130,348

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Net loss	$(48,830)	$(37,633)	$(25,351)
Other comprehensive loss:
Change in unrealized gain (loss) on interest rate cap	4	(96)	—
Comprehensive loss	(48,826)	(37,729)	(25,351)
Comprehensive loss attributable to non-controlling interests	992	654	368
Comprehensive loss attributable to common stockholders	$(47,834)	$(37,075)	$(24,983)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(amounts in thousands, except share amounts)

	Number of Shares Common Stock	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Non- Controlling Interests	Total Equity
Balance, January 1, 2013	18,387,257	184	—	346,851	—	(6,139)	5,335	346,231
Issuance of common stock	13,737,600	137	—	265,756	—	—	—	265,893
Issuance of exchangeable notes	—	—	—	15,360	—	—	—	15,360
Net loss	—	—	—	—	—	(24,983)	(368)	(25,351)
Other comprehensive loss	—	—	—	—	—	—	—	—
Stock-based compensation	46,245	1	—	243	—	—	5,042	5,286
Balance, December 31, 2013	32,171,102	322	—	628,210	—	(31,122)	10,009	607,419
Issuance of common stock	32,736	—	—	164	—	—	(164)	—
Repurchase of common stock	(8,558)	—	—	(114)	—	—	—	(114)
Net loss	—	—	—	—	—	(36,979)	(654)	(37,633)
Other comprehensive loss	—	—	—	—	(96)	—	—	(96)
Stock-based compensation	—	—	—	402	—	—	2,587	2,989
Balance, December 31, 2014	32,195,280	322	—	628,662	(96)	(68,101)	11,778	572,565
Issuance of common stock	16,184	—		14	—	—	(15)	(1)
Repurchase of common stock	(5,906)	—	—	(102)	—	—	—	(102)
Dividends/distributions declared	—	—	—	—	—	(9,663)	(303)	(9,966)
Net loss	—	—	—	—		(47,838)	(992)	(48,830)
Other comprehensive loss	—	—	—	—	4	—	—	4
Stock-based compensation	—	—	—	445	—	—	2,316	2,761
Balance, December 31, 2015	32,205,558	$322	$—	$629,019	$(92)	$(125,602)	$12,784	$516,431

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net loss	$(48,830)	$(37,633)	$(25,351)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,974	47,298	22,193
Amortization of stock-based compensation	2,761	2,989	5,286
Amortization of deferred financing costs	4,951	6,173	1,728
Accretion of debt discount	3,333	2,927	266
Bad debt expense	2,518	2,514	1,908
Straight line rental revenue	531	(303)	(666)
Equity in net (income) loss of unconsolidated ventures	(10)	158	(60)
Net gain on dispositions of real estate and other assets	(1,566)	(111)	—
Distributions from unconsolidated ventures	10	—	60
Changes in operating assets and liabilities:
Restricted cash	(3,913)	(11,473)	—
Rent and other receivables, net	(1,947)	(3,845)	(2,462)
Deferred leasing costs and lease intangibles, net	(7,857)	(6,898)	(2,337)
Other assets, net	(429)	(3,074)	(8,015)
Accounts payable, accrued expenses and other liabilities	4,040	15,293	14,629
Net cash provided by operating activities	18,566	14,015	7,179
Investing activities:
Improvements of real estate	(28,202)	(52,755)	(25,195)
Property acquisitions, including acquired in-place leases	(25,961)	(455,934)	(553,434)
Proceeds from the sale of real estate	6,941	959	—
Investment in mortgage financings	(4,856)	(13,554)	(66,621)
Repayments from mortgage financings	10,052	35,969	36,134
Contributions to unconsolidated ventures	—	—	(18,000)
Distributions from unconsolidated ventures	1,232	762	1,449
Decrease (increase) in acquisition deposits	2,561	(2,279)	(65)
Net cash used in investing activities	(38,233)	(486,832)	(625,732)
Financing activities:
Borrowings under credit facility	60,000	470,000	378,000
Repayments of credit facility	(21,000)	(328,000)	(209,000)
Proceeds from issuance of securitization loan	—	340,559	—
Repayments of securitization loan	(126)
Proceeds from issuance of exchangeable senior notes	—	—	115,000
Deferred financing costs	(5,727)	(12,652)	(8,771)
Repurchase of common stock	(102)	(114)	—
Proceeds from issuance of common stock	—	—	288,471
Common stock issuance transaction costs	—	—	(22,578)
Payments of dividends	(6,443)	—	—
Distributions to non-controlling interest	(201)	—	—
Net cash provided by financing activities	26,401	469,793	541,122
Net increase (decrease) in cash and cash equivalents	6,734	(3,024)	(77,431)
Cash and cash equivalents - beginning of period	21,270	24,294	101,725
Cash and cash equivalents - end of period	$28,004	$21,270	$24,294
Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses for additions to investments in real estate	$(1,860)	$1,860	$1,215
Cash paid for interest, net of amount capitalized	$23,000	$12,950	$2,390
Sale of properties in exchange for a secured promissory note	$4,590	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN RESIDENTIAL PROPERTIES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

1.              Company’s Organization and Operations

As used in these consolidated financial statements and related notes, the terms “American Residential Properties, Inc.,” the “Company,” “us,” “we” and “our” refer to American Residential Properties, Inc. We are an internally managed real estate company organized as a real estate investment trust, or REIT, that acquires, owns and manages single-family homes as rental properties. We own all of our assets and conduct substantially all of our operations through (i) American Residential Properties OP, L.P., a Delaware limited partnership, or our Operating Partnership, in which we have a 97.9% interest as of December 31, 2015 and for which, through our wholly owned subsidiary, American Residential GP, LLC, we serve as sole general partner, and (ii) American Residential Properties TRS, LLC, or our TRS, which is our taxable REIT subsidiary.  We have elected to be taxed as a REIT for federal income tax purposes. As a REIT, we will generally not be subject to federal income taxes to the extent that we currently distribute all of our taxable income to our stockholders and meet other specific requirements.

We were incorporated in Maryland in March 2012 and completed our initial private offering of our common stock in May 2012, raising net proceeds of approximately $208.7 million. In December 2012 and January 2013, we raised an additional approximately $139.1 million of net proceeds from a follow-on private offering of our common stock and a private placement of our common stock. We contributed the net proceeds from these offerings and the sale of shares to our founders at incorporation to our Operating Partnership in exchange for an aggregate of 18,424,857 units of limited partnership interest in our Operating Partnership.

We completed our initial public offering, or our IPO, in May 2013, in which we issued and sold 13,700,000 shares of our common stock at a public offering price of $21.00 per share, and we received approximately $265.1 million of net proceeds, after deducting the underwriting discounts and commissions, structuring fee and other offering expenses payable by us.

As of December 31, 2015, we own 8,937 properties in Arizona, California, Florida, Georgia, Illinois, Indiana, Nevada, North Carolina, Ohio, South Carolina, Tennessee and Texas.

2.              Summary of Significant Accounting Policies

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of American Residential Properties, Inc., our Operating Partnership and the wholly owned subsidiaries of our Operating Partnership. All majority-owned subsidiaries are consolidated and included in our consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that may affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Investment in Real Estate

Property acquired not subject to an existing lease is accounted for as an asset acquisition, with the property recorded at the purchase price, including acquisition costs, and allocated between land and building and improvements based upon their relative fair values at the date of acquisition. Property acquired with an existing lease is recorded as a business combination. For properties acquired through portfolio transactions, we determine whether the acquisition qualifies as a business combination based on the nature and status of the properties as of the acquisition date. A portfolio comprised of properties that are substantially leased at acquisition is treated as a business combination. A portfolio comprised of properties that are substantially vacant at acquisition is treated as an asset acquisition. For property acquisitions accounted for as business combinations, the land, building and improvements and the existing lease are recorded at fair value at the date of acquisition, with acquisition costs expensed as incurred.

Fair value is determined under the guidance of ASC Topic 820, Fair Value Measurements, primarily based on unobservable market data inputs, which are categorized as Level 3 inputs. In making estimates of fair values for purposes of allocating purchase price, we utilize our market knowledge and published market data. Our real estate portfolio is depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 27.5 years.

We have acquired portfolios of leased properties from established operators, or local operator, that retain day-to-day management responsibilities pursuant to a longer-term net lease. In these arrangements, the local operator is responsible for all property-related expenses and we receive payments from the local operator that escalate over the term of the net lease. In-place lease intangibles associated with homes managed by local operators are valued based on management’s estimates of lost rent and carrying costs. In-place lease intangibles associated with the acquisition of self-managed homes are valued based on management’s estimate of lost rent during the time it would take to locate a tenant and execute a lease if the property were vacant, considering current market conditions and costs to execute similar leases. In estimating lost rent and carrying costs, management considers market rents, real estate taxes, insurance, costs to execute similar leases (including leasing commissions) and other related costs. The value assigned to in-place leases is amortized on a straight-line basis as a component of depreciation and amortization expense over the remaining initial term of the related lease. The leases reflect market rental rates.

We incur costs to prepare our acquired properties to be rented. These costs (including direct internal costs) are capitalized and allocated to building costs. Costs related to the restoration or improvement of our properties (including direct internal costs) that improve and extend their useful lives are capitalized and depreciated over their estimated useful lives. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Significant indicators of impairment may include, but are not limited to, declines in home values, rental rates and occupancy percentages and significant changes in the economy. We make our assessment at the individual property level because it represents the lowest level of cash flows. If an impairment indicator exists, we compare the expected future undiscounted cash flows from the property against its net carrying amount. We prepare our future undiscounted cash flow analysis using estimates based on current rental rates, renewals and occupancy, operating expenses and inputs from our annual planning process and historical performance. When preparing these estimates, we consider each property’s historical results, current operating trends and current market conditions. These estimates may be impacted by a variety of factors, including inflation, expected rental rates, the general health of the economy and market competition. If the sum of the estimated undiscounted cash flows is less than the net carrying amount of the property, we record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. To determine the estimated fair value, we consider both recent comparable homes sales and the use of discounted projected future cash flows. The rates used to discount projected future cash flows reflect market discount rates. No impairments were recorded during the years ended December 31, 2015, 2014 or 2013.

Revenue Recognition

We lease single-family residences we own and manage directly to tenants who occupy the properties under operating leases, generally, with terms of one year. We perform credit investigations on prospective tenants and obtain security deposits. Rental revenue, net of any concessions, is recognized on a straight-line basis over the term of the lease, which is not materially different than if it were recorded when due from tenants and recognized monthly as it is earned. We have acquired portfolios of leased properties from local operators that retain day-to-day management responsibilities pursuant to a longer-term net lease. Properties that are subject to longer-term operating arrangements with local operators are leased to the operator for a minimum of five to ten years with renewal options. These local operators are responsible for all taxes, insurance, maintenance and capital expenses (including significant capital improvements) of the properties under the terms of the operating arrangements. Under our local operator net lease agreements, we earn base rental revenue paid monthly, with contractual minimum annual rent increases on each anniversary of the lease commencement date. We recognize rental revenue on a straight-line basis over the term of the lease.

Mortgage Financings

We hold mortgage financing receivables for investment. The receivables are carried at cost, net of related unamortized premiums or discounts, if any. The mortgage loans are secured by single-family homes.

Interest income on mortgage financings is recognized on the effective interest method applied on a loan-by-loan basis. Direct costs, if any, associated with funding loans are offset against any related fees received and the balance, along with any premium or discount, is deferred and amortized as an adjustment to interest income over the terms of the related loans using the effective interest method.

Cash and Cash Equivalents

Cash and cash equivalents are held in depository accounts with financial institutions that are members of the Federal Deposit Insurance Corporation, or the FDIC. Cash balances with institutions may be in excess of federally insured limits or may be invested in time deposits that are not insured by the institution or the FDIC or any other government agency. We have not realized any losses in such cash investments and we believe that these investments are not exposed to any significant credit risk. Cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired. Such investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash primarily consists of funds that are restricted as to withdrawal or use under the terms of certain contractual agreements, which include payments of real estate taxes, insurance, interest and tenant security deposits.

Acquisition Deposits

We have made earnest money deposits relating to offers to purchase rental properties. If the offers to purchase rental properties are not accepted, the deposits will be returned to us.

Rents and Other Receivables, Net

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of tenants, local operators or borrowers to make required rent or other payments. This allowance is estimated based on payment history and current credit status. If a tenant, local operator or borrower fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent, interest or principal and deferred rent. We generally do not require collateral or other security from our tenants, other than security deposits. Mortgage loans are secured by single-family homes. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted.

Deferred Leasing Costs and Lease Intangibles, Net

Deferred leasing commissions and other direct costs associated with leasing our properties (including direct internal costs) and in-place lease intangibles are capitalized and amortized on a straight-line basis over the terms of the related leases.

Deferred Financing Costs, Net

Financing costs are recorded at cost and consist of loan fees and other costs incurred in connection with obtaining debt. Amortization of deferred financing costs is computed using a method, which approximates the effective interest method over the remaining life of the debt, and is included in interest expense in the accompanying consolidated statements of operations.

Investments in Unconsolidated Ventures

Investments in ventures are generally accounted for under the equity method of accounting when we exercise significant influence over the venture but we do not serve as managing member or control the venture. Net income (loss) allocations are included in the investment balance along with the contributions made and distributions received over the life of the investment. In October 2012, we invested approximately $5.5 million in Flat Iron VI LLC, a joint venture in which our equity interest is approximately 78% of the total amount invested. In December 2012, we invested approximately $4.7 million in Siphon Draw LLC, a joint venture in which our equity interest is approximately 80% of the total amount invested. In May 2013, we invested approximately $18.0 million in Red Rock River LLC, a joint-venture in which our equity interest is approximately 62% of the total amount invested.  Each of these joint ventures used invested funds to purchase portfolios of residential mortgage loans.

Goodwill

Goodwill represents the estimated fair value of the real estate acquisition and management platform acquired from ARM (Note 11). Goodwill has an indefinite life and, accordingly, we do not amortize this asset but instead analyze it on an annual basis for impairment. ASC 350, Intangibles - Goodwill and Other, permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Impairment charges, if any, are recognized in operating results. No impairments have been recorded for the years ended December 31, 2015, 2014 or 2013.

Other Assets, Net

Other assets include prepaid expenses, deposits, other receivables and other miscellaneous assets, including office furniture and equipment. Office property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets of three to seven years.

Income Taxes

We have elected to be taxed as a REIT under Sections 856 to 860 of the Code. We believe that we have operated in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, we will not be subject to federal income tax, provided that we qualify as a REIT and our distributions to our stockholders equal or exceed our REIT taxable income.

Qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code related to the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates, and we may be ineligible to qualify as a REIT for four subsequent tax years. Even if we qualify as a REIT, we may be subject to certain state and local income and franchise taxes, and our TRS will be subject to federal, state and local taxes on its income. Franchise taxes are included in general and administrative expenses in the accompanying consolidated statements of operations.

We have elected to treat our TRS as a taxable REIT subsidiary. Certain activities that we undertake will be conducted in our TRS, such as third-party property management and non-customary services for our tenants and holding assets that we cannot hold directly. Our TRS is subject to both federal and state income taxes.

We determine whether any tax position taken or expected to be taken meet the “more-likely-than-not” threshold of being sustained by the applicable federal, state or local tax authority. As of December 31, 2015 and 2014, we concluded that there is no tax liability relating to uncertain income tax positions. Our policy is to recognize interest related to any underpayment of income taxes as interest expense and to recognize any penalties as operating expenses. There was no accrual for interest or penalties at December 31, 2015 or 2014.

We file federal, state and local income tax returns. Federal and state tax returns filed for 2014, 2013 and 2012 are still subject to examination. We believe that we have appropriate support for the income tax positions taken on our tax returns. We have net operating loss carryforwards for income tax purposes at December 31, 2015, 2014 and 2013. These losses would be available to reduce future taxable income or distribution requirements until they expire, which varies by jurisdiction but generally is not more than 20 years from the tax year in which they originate. Based on all available evidence, we cannot conclude it is more likely than not these attributes will be utilized in the future and thus a valuation allowance has been recorded against them.

Stock-Based Payments

We have awarded stock-based compensation to certain employees and members of our Board of Directors in the form of long-term incentive plan, or LTIP, units and restricted shares of our common stock (Note 9). We estimate the fair value of the awards and recognize this value over the requisite vesting period. For LTIP units, the fair value is based on the market value of our common stock on the date of grant and a discount for lack of marketability estimated by a third-party consultant.

Earnings (Loss) Per Share

Basic earnings (loss) per share, or EPS, is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS is computed by dividing net loss attributable to common stockholders as adjusted for dilutive securities, by the weighted-average number of shares of common stock outstanding plus dilutive securities. Any anti-dilutive securities are excluded from the diluted per-share calculation. Potentially dilutive securities include unvested restricted shares of our common stock, OP units, vested and unvested LTIP units and exchangeable senior notes. We intend to satisfy our exchange obligation for the principal amount of the exchangeable senior notes to the exchanging note holders entirely in cash. As we intend to settle the principal amount of the exchangeable senior notes in cash, the “if-converted” method to include debt in diluted EPS is not applicable and the treasury stock method is being used and as our stock price is below the conversion price, there is no impact.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB. We adopt the new pronouncements as of the specified effective date. Unless otherwise discussed, these new accounting pronouncements include technical corrections to existing guidance or introduce new guidance related to specialized industries or entities and therefore we believe will have minimal, if any, impact on our financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09, Revenue from Contracts with Customers, for all entities by one year. With the deferral, ASU 2014-09 is effective for public companies for annual reporting periods beginning after December 15, 2017 with early application permitted for annual reporting periods beginning after December 15, 2016. As leases are excluded from this guidance, the Company does not anticipate this standard to have a material impact on its financial position, results of operations and cash flows.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 makes targeted amendments to the current consolidation guidance and ends the deferral granted to investment companies from applying the existing variable interest entity guidance. ASU 2015-02 will be effective for public entities for annual and interim reporting periods beginning after December 15, 2015 with early adoption allowed in any interim period. We have not yet selected a transition method nor have we determined the effect of ASU 2015-02 on our ongoing financial reporting.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 will require that debt issuance costs related to a recognized debt liability, which are currently presented as deferred charges (assets), be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 will be effective for financial statements issued for public companies for fiscal years beginning after December 15, 2015, and for interim periods within those fiscal years.

In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies the treatment of debt issuance costs from line-of-credit arrangements after adoption of ASU 2015-03. ASU 2015-15 clarifies that SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company will plan to adopt the provisions of ASU 2015-15 upon adoption of ASU 2015-03 (discussed above).

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 is effective for public companies beginning January 1, 2019. Early adoption of ASU 2016-02 is permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is evaluating the effect, if any, of the standard on its financial statements.

3.              Mortgage Financings

Mortgage loans as of December 31, 2015 and December 31, 2014 are approximately $20.5 million and $21.0 million with weighted-average annual interest rates of approximately 8.5% and 11.9%, and weighted-average remaining terms of approximately 373 and 100 days, respectively.

4.              Rents and Other Receivables

Our rents and other receivables are reported net of allowances for doubtful accounts, which are summarized as follows (in thousands):

	December 31,
	2015	2014
Self-managed allowance for doubtful accounts	$947	$535
Local operator allowance for doubtful accounts	686	579
Total allowance for doubtful accounts	$1,633	$1,114

Our provisions for doubtful accounts for self-managed homes and local operator homes are included as components of rental revenue on our consolidated statements of operations, and are summarized as follows (in thousands):

	December 31,
	2015	2014
Self-managed bad debt expense	$2,119	$1,649
Local operator bad debt expense	399	865
Total bad debt expense	$2,518	$2,514

5.              Deferred leasing costs and lease intangibles

Our identifiable deferred leasing costs and intangible assets as of December 31, 2015 and 2014 are summarized as follows (amounts in thousands):

	December 31,
	2015	2014
Deferred leasing costs	$8,151	$6,520
Acquired in-place leases	3	327
Less: accumulated amortization	(4,664)	(3,456)
Deferred leasing costs and lease intangibles, net	$3,490	$3,391

The impact of the amortization of deferred leasing costs and acquired in-place leases on our depreciation and amortization expense is approximately $7.8 million, $6.4 million and $5.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Our estimate of future amortization of the deferred leasing costs and lease intangible assets in our balance sheet at December 31, 2015 is as follows (amounts in thousands):

Amortization
2016	$3,490
Total amortization	$3,490

6.              Deferred financing costs, net

Our deferred financing costs, net as of December 31, 2015 and December 31, 2014 are summarized as follows (amounts in thousands):

	December 31, 2015	December 31, 2014
Deferred financing costs	$18,667	$20,939
Less: accumulated amortization	(4,808)	(7,902)
Deferred financing costs, net	$13,859	$13,037

The impact of the amortization of deferred financing costs on our interest expense is approximately $5.0 million, $6.2 million and $1.7 million for the years ended December 31, 2015, 2014, and 2013 respectively.

7.              Debt

The following table details the Company’s debt as of December 31, 2015 and 2014 (amounts in thousands):

	December 31,
	2015	2014
Credit Facility	$350,000	$311,000
Exchangeable senior notes	115,000	115,000
Securitization Loan	342,115	342,241
Total debt before unamortized discount	807,115	768,241
Less: Total unamortized discount on debt	(11,045)	(14,378)
Total debt	$796,070	$753,863

Credit Facility

In January 2013, we entered into a $150 million senior secured revolving credit facility, or the Original Credit Facility, with a syndicate of major national banks. In September 2013, we entered into an amended and restated $290 million senior secured revolving credit facility, or the First Amended and Restated Credit Facility, with a syndicate of major national banks, which amended and restated in its entirety the $150 million Original Credit Facility. In October 2013 and December 2013, we entered into joinder agreements further expanding the First Amended and Restated Credit Facility to $380 million. In June 2014, we exercised the accordion feature, increasing our borrowing capacity to $500 million and we also amended the First Amended and Restated Credit Facility to increase the size of the accordion feature to allow further increases of the borrowing capacity to an aggregate maximum of $750 million, subject to meeting certain criteria and obtaining additional commitments from the lenders. In November 2015, we entered into a second amended and restated senior secured credit facility, or the Credit Facility, which restates and replaces in its entirety the Company’s First Amended and Restated Credit Facility. The Credit Facility provides for a maximum borrowing capacity of $450 million, composed of a revolving credit facility of $200 million and a term loan facility that permits a single draw term loan of $250 million. The Credit Facility also provides for an accordion feature to allow us to increase the maximum borrowing capacity by $300 million, subject to meeting certain criteria and obtaining additional commitments from one or more lenders. The amount available for us to borrow under the Credit Facility is subject to limitations governed by calculations based on the cost, value and debt yield supported by our properties that form the borrowing base of the Credit Facility.

The Credit Facility requires us to comply with various financial covenants as well as customary affirmative and negative covenants that restrict our ability to, among other things, incur debt and liens, make investments, dispose of properties and make distributions. The Credit Facility is secured by a first priority lien on all equity interests of our Operating Partnership and American Residential Leasing, LLC, which is a wholly owned subsidiary of our Operating Partnership and certain subsidiaries of the Operating Partnership. The Credit Facility contains certain financial covenants, including a maximum leverage ratio, a minimum tangible net worth, a minimum fixed charge coverage ratio and a minimum liquidity. As of December 31, 2015, we were in compliance with all of the financial covenants of the Credit Facility.

The Credit Facility has a maturity date of May 2017 with two optional six-month extensions. Borrowings under the Credit Facility bear interest, at our option, at either the one-month, two-month, three-month or six-month Eurodollar rate or the base rate, plus, in each case, a spread based on a ratio of total indebtedness to total asset value (each as defined in the credit agreement that governs the Credit Facility) ranging from less than or equal to 50% to greater than 60%. The Eurodollar rate for an interest period is the London Interbank Offered Rate, or LIBOR, for a term equivalent to such period plus a spread ranging from 2.00% to 2.90% (determined as described in the preceding sentence) and the base rate for any day is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” for such day and (c) the one-month Eurodollar rate plus 1.00% plus a spread ranging from 1.00% to 1.90% (determined as described in the preceding sentence). We are also required to pay a quarterly fee on the unused portion of the Credit Facility at a rate of between 0.25% and 0.375% per annum, based on the actual daily unused balance during a fiscal quarter. For the years ended December 31, 2015, 2014 and 2013 the Company incurred non-utilization fees of $0.5 million, $0.7 million and $0.5 million, respectively.  The Eurodollar rate for an interest period for the term facility is LIBOR for a term equivalent to such period plus a spread ranging from 2.00% to 2.80% (determined as described in the preceding sentence) and the base rate for any day for the term facility is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” for such day and (c) the one-month Eurodollar rate plus 1.00% plus a spread ranging from 1.00% to 1.80% (determined as described in the preceding sentence).

As of December 31, 2015 and 2014, $100.0 million and $311.0 million was outstanding under the revolving credit facility, respectively, bearing interest at a weighted-average rate of 2.4% and 3.0%, respectively, with remaining availability of $100.0 million at December 31, 2015. As of December 31, 2015, the term credit facility has an outstanding balance of $250.0 million and a weighted average rate of 2.28%.

Exchangeable Senior Notes

In November 2013, we issued and sold $115.0 million aggregate principal amount of 3.25% Exchangeable Senior Notes due 2018 (the “Notes”). The Notes are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other existing and future senior unsecured indebtedness of the Operating Partnership. Interest is payable in arrears on May 15 and November 15 of each year, beginning May 15, 2014, until the maturity date of November 15, 2018. The Operating Partnership’s obligations under the Notes are fully and unconditionally guaranteed by the Company. The Notes bear interest at a rate of 3.25% per annum and contain an exchange settlement feature, which provides that the Notes may, under certain circumstances, be exchangeable for cash, shares of our common stock or a combination of cash and shares of our common stock, at the option of the Operating Partnership, based on an initial exchange rate of 46.9423 shares of our common stock per $1,000 principal amount of Notes.  At the initial exchange rate, the Notes are exchangeable for our common stock at an exchange price of approximately $21.30 per share of our common stock, representing an approximately 22.5% premium over the last reported sale price of our common stock on November 21, 2013, which was $17.39 per share. As of December 31, 2015, the exchange rate is 47.4697 shares of our common stock per $1,000 principal amount of Notes.

Prior to the close of business on the business day immediately preceding August 15, 2018, the Notes will be exchangeable at the option of the holders only under the following circumstances: (1) during any calendar quarter beginning after December 31, 2013 (and only during such quarter) if the closing sale price per share of our common stock is more than 130% of the then-current exchange price for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes was less than 98% of the product of the closing sale price per share of our common stock multiplied by the then-current exchange rate; or (3) upon the occurrence of specified corporate transactions described in the Indenture. On or after August 15, 2018, the Notes will be exchangeable at any time prior to the close of business on the second business day immediately preceding the maturity date. Subject to its election to satisfy its exchange obligations entirely in shares of our common stock, upon exchange, the Operating Partnership will pay or deliver, as the case may be, to exchanging holders in respect of each $1,000 principal amount of notes being exchanged a settlement amount either solely in cash, solely in shares or in a combination of cash and shares of our common stock.

In connection with the issuance of the Notes, we recorded approximately $99.1 million within exchangeable senior notes on the accompanying consolidated balance sheet, based on the fair value of the instrument using a straight-debt rate of 6.5% at the time of issuance, and approximately $15.4 million in additional paid-in-capital, net of $0.5 million in financing costs, in the accompanying consolidated statements of equity. The difference between the $115.0 million face amount and the $99.1 million will be accreted over the five year period ended November 15, 2018. As of December 31, 2015 and 2014, the unaccreted discount was $9.8 million and $12.8 million, respectively.

The following table details the debt and equity components recognized related to the 3.25% Notes (in thousands):

	December 31,
	2015	2014
Exchangeable senior notes	$115,000	$115,000
Unamortized discount	(9,811)	(12,812)
Net carrying amount	105,189	102,188
Additional paid in capital	$15,360	$15,360

Securitization Loan

In August 2014, the Company completed a private securitization transaction (the “2014-1 Securitization”) in which ARP 2014-1 Borrower, LLC (the “Borrower”), a special purpose, bankruptcy remote entity and an indirect subsidiary of our operating partnership, American Residential Properties OP, L.P. (our “Operating Partnership”), entered into a loan agreement (the “Loan Agreement”) with a third-party lender, German American Capital Corporation (the “Lender”), for a $342.2 million loan (the “Securitization Loan”) represented by a promissory note (the “Note”). The Borrower is wholly owned by ARP 2014-1 Equity Owner, LLC (the “Equity Owner”), a special purpose, bankruptcy-remote entity and wholly owned direct subsidiary of our Operating Partnership.

The Securitization Loan is a two-year, floating rate loan, composed of six floating rate components computed monthly based on one-month LIBOR for each interest period plus a fixed component spread for each of the six components, resulting in a duration-weighted blended interest rate of LIBOR plus 2.00%. The Note requires monthly payments of interest only. We entered into an interest rate cap agreement for the initial two-year term of the loan, with a LIBOR-based strike rate equal to 3.12%.

The Securitization Loan may be extended for three, 12-month extensions at the Borrower’s option, resulting in a fully extended maturity date of September 9, 2019, provided there is no event of default under the Loan Agreement, the Borrower obtains a replacement interest rate cap agreement in a form reasonably acceptable to the Lender and the Borrower complies with the other terms set forth in the Loan Agreement. We intend to fully extend the maturity date.

The Note was immediately transferred by the Lender to ARP 2014-1 Depositor, LLC (the “Depositor”), another special purpose, bankruptcy-remote entity that is a wholly-owned direct subsidiary of our Operating Partnership, and then to American Residential Properties 2014-SFR1 Trust (the “Trust”), an entity intended to qualify as a real estate mortgage investment conduit (“REMIC”), in exchange for seven classes of single-family rental pass-through certificates representing all the beneficial ownership interests in the loan and the Trust. The certificates have the following initial certificate balances, pass-through rates and ratings:

Certificate	Initial Certificate Balance	Pass-Through Rate	Ratings (Moody’s/ Kroll/ Morningstar) (1)
Class A	$184,663,000	LIBOR + 1.10%	Aaa(sf)/AAA(sf)/AAA
Class B	$35,930,000	LIBOR + 1.75%	Aa2(sf)/AA(sf)/AA+
Class C	$26,314,000	LIBOR + 2.35%	A2(sf)/A-(sf)/A+
Class D	$30,924,000	LIBOR + 3.00%	Baa2(sf)/BBB+(sf)/BBB+
Class E	$39,965,000	LIBOR + 3.92%	NR/BBB-(sf)/BBB
Class F	$24,445,000	LIBOR + 4.42%	NR/NR/BBB-
Class R	NA	NA	NR

(1)                           The ratings shown were provided by Moody’s Investors Service, Inc. (“Moody’s”), Kroll Bond Rating Agency, Inc. (“Kroll”) and Morningstar Credit Ratings, LLC (“Morningstar”) as of the closing of the 2014-1 Securitization. The interest rates on the certificates and classification were based on a credit assessment and rating by these rating agencies of the credit quality of the portfolio of 2,876 homes securing the certificates and do not reflect any credit rating of the Company as an entity.

Distributions in respect of interest on the certificates are made monthly to the Class A, Class B, Class C, Class D, Class E and Class F certificates, in that order, in each case until the interest then-distributable to each class is paid in full. Any loan losses are allocated to each class in the reverse of that order. The Class R certificates represent the residual REMIC interest of the Trust and do not have an initial certificate balance or pass-through rate and will not be entitled to distributions of interest. Each of the six components of the Securitization Loan has a principal amount equal to the principal amount of the corresponding certificate.

Upon receipt of the certificates, the Depositor sold the certificates to investors for gross proceeds of $340.6 million, before issuance costs of $10.9 million. Proceeds from the transaction were used to repay a portion of the then-outstanding balance on the credit facility. Taking into account the discount at which certain of the certificates were sold, and assuming the successful exercise of the three one-year extension options of the Loan Agreement and amortization of the discount over the resulting fully extended period, the effective weighted average of the fixed-rate spreads is 2.11% plus 1-month LIBOR.

The Securitization Loan was originally secured by first priority mortgages on a pool of 2,876 homes transferred to the Borrower from the Company’s portfolio of properties. In October 2015, we made a $0.1 million principal payment after the sale of one of the homes in the securitization pool. The Borrower’s homes were substantially similar to the other properties owned by the Company and were leased to tenants underwritten on substantially the same basis as the tenants in the Company’s other properties. During the duration of the loan, the Borrower’s properties may be transferred to third parties upon the satisfaction of certain conditions, including there being no event of default; additionally, the Borrower can substitute properties only if a property owned by it becomes a disqualified property under the terms of the loan. The Borrower is limited in its ability to incur any additional indebtedness.

The Securitization Loan is also secured by a security interest in all of the Borrower’s personal property and a pledge of all of the assets of the Equity Owner, including a security interest in its membership interest in the Borrower. The Company provides a limited guaranty (i) for certain losses arising out of designated acts of intentional misconduct and (ii) for the principal amount of the loan and all other obligations under the Loan Agreement in the event of insolvency or bankruptcy proceedings.

The Loan Agreement provides that the Borrower maintain covenants typical for securitization transactions including establishing and maintaining a cash management account controlled by the lender to collect all rents and cash generated by the Borrower’s properties. In the absence of an event of default, the Borrower will receive any excess cash after payment of expenses related to the certificates (such as trustee fees and expenses, servicing fees and expenses, special servicing fees and expenses and other service provider fees and expenses), monthly interest and property-related expenses. Upon the occurrence of an event of default under the Securitization Loan or if the Borrower does not maintain a debt yield (net cash flow divided by the outstanding principal balance of the loan) on the portfolio of at least 5.695%, the lender may transfer the excess cash to an account which lender controls. Upon the occurrence of an event of default under the loan, the lender may also foreclose on its security interests, in limited circumstances may enforce the Company’s guaranty and may appoint a new property manager. As of December 31, 2015, the Company was in compliance with all covenants under the Loan Agreement.

The Company has accounted for the transfer of the Note from its subsidiary to the trust as a sale under ASC 860, Transfers and Servicing, with no resulting gain or loss as the Note was both originated by the third party lender and immediately transferred at the same fair market value. The Company has also evaluated and did not identify any variable interests in the Trust. Accordingly, the Company continues to consolidate, at historical cost basis, the homes placed as collateral for the Note. The Company has recorded a $340.9 million and $340.7 million asset-backed securitization liability, representing the principal balance outstanding on the Note as of December 31, 2015 and 2014, respectively, net of $1.2 million and $1.6 million unamortized discount, respectively, in the consolidated balance sheets.

Derivative and Hedging Activities

As part of certain lender requirements in connection with the Securitization Loan, we entered into an interest rate cap agreement with an aggregate notional amount of $342.2 million and LIBOR-based strike rate equal to 3.12% for the initial two year term of the Securitization Loan to hedge against interest rate fluctuations. This interest rate cap agreement was formally designated as a cash flow hedge at inception and will be regularly assessed for effectiveness on an on-going basis. During the year ended December 31, 2015, our interest rate cap agreement was 100% effective as a cash flow hedge and, as a result, changes in fair value have been classified in accumulated other comprehensive loss. These amounts will subsequently be reclassified into earnings in the period which the hedged transaction affects earnings. The fair value of our interest rate cap agreement is estimated to be $74 as of December 31, 2015 and has been included in other assets, net in the accompanying consolidated balance sheets. The interest rate cap is valued using Level 2 observable market-based inputs, including interest rate curves.

Maturities

Future scheduled debt principal payments as of December 31, 2015 are as follows (amounts in thousands):

Total Debt
2016	$—
2017	350,000
2018	115,000
2019	342,115
2020	—
Thereafter	—
Total debt	$807,115

8.              Earnings (Loss) Per Share

Basic net income or loss attributable to common stockholders is computed by dividing reported net income or loss attributable to common stockholders by the weighted-average number of common and contingently issuable shares outstanding during each period.

A reconciliation of our net loss per share is as follows (amounts in thousands, except share and per-share amounts):

	Year Ended December 31,
	2015	2014	2013
Net loss attributable to common stockholders	$(47,838)	$(36,979)	$(24,983)
Weighted-average number of shares of common stock outstanding:
Basic and diluted	32,166,329	32,143,934	27,130,348
Net loss per share of common stock, basic and diluted	$(1.49)	$(1.15)	$(0.92)

For all periods presented, no potentially dilutive securities were included in computing loss per share of common stock as their effect would be anti-dilutive. Potentially dilutive securities excluded were OP units, vested LTIP units, unvested LTIP units and unvested restricted shares of common stock. The weighted-average numbers of shares of potentially dilutive securities were as follows:

	Year Ended December 31,
	2015	2014	2013
OP and vested LTIP units	667,988	569,166	400,055
Unvested LTIP units	113,044	158,641	297,935
Unvested restricted stock	43,411	44,097	28,204
Unvested market-based LTIP units	427,844	360,074	55,577
Potentially dilutive shares	1,252,287	1,131,978	781,771

9.              Stock Compensation

We award stock-based compensation to certain employees and members of our Board of Directors through the American Residential Properties, Inc. 2012 Equity Incentive Plan, or our 2012 Equity Incentive Plan. Under our 2012 Equity Incentive Plan, the Compensation Committee of our Board of Directors has the ability to grant nonqualified stock options, incentive stock options, restricted shares of our common stock, restricted stock units, dividend equivalents, stock appreciation rights and other awards to our officers, employees, directors and other persons providing services to our Operating Partnership and its subsidiaries. The number of shares of our common stock available for grant under our 2012 Equity Incentive Plan is subject to an aggregate limit of 1,500,000 shares. Our 2012 Equity Incentive Plan expires on May 11, 2022, except as to any grants which are then outstanding. As of December 31, 2015, there were 372,898 shares of our common stock available for grant under our 2012 Equity Incentive Plan.

We recorded stock-based compensation cost of approximately $2.8 million, $3.0 million and $5.3 million as part of general, administrative and other expense in the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013, respectively.

LTIP Units

Under our 2012 Equity Incentive Plan, we may grant LTIP units. LTIP units are a special class of partnership interests in our Operating Partnership with certain restrictions, which are convertible into OP units, subject to satisfying vesting and other conditions. LTIP unit holders are entitled to receive the same distributions as holders of our OP units (only if we pay such distributions) on the unvested portion of their LTIP units. The vesting of LTIP units is determined at the time of the grant and may be based on performance criteria. Any unvested LTIP units are forfeited, except in limited circumstances, as determined by the Compensation Committee of our Board of Directors, when the recipient is no longer employed by us or when a director leaves our Board of Directors for any reason. LTIP units may be subject to full or partial accelerated vesting under certain circumstances, as described in the applicable award agreement.

Service-Based LTIP Units

Service-based LTIP units are valued at fair value on the date of grant and compensation expense is recognized over the vesting period, on a straight-line basis.  These shares generally vest over three years based on continued service or employment. We valued the service-based LTIP units at a per-unit value equivalent to the per-share offering price of our common stock sold in our private and public offerings less a discount for lack of marketability estimated with the assistance of a third-party consultant for grants issued prior to our IPO. Subsequent to our IPO, we valued the service-based LTIP units at the per-share market close trading price of our common stock on the date of grant less a discount for lack of marketability estimated with the assistance of a third-party consultant.

The following table summarizes information about the service-based LTIP units outstanding as of December 31, 2015:

	Total Vested Units	Total Unvested Units	Total Outstanding Units	Weighted-Average Grant Date Fair Value (Per Unit)
Balance at December 31, 2013	349,941	174,242	524,183	$16.98
Granted	—	70,274	70,274	$15.63
Vested	90,467	(90,467)	—	$16.76
Converted	(17,967)	—	(17,967)	$17.00
Forfeited	—	(4,166)	(4,166)	$17.00
Balance, December 31, 2014	422,441	149,883	572,324	$16.67
Granted	—	62,746	62,746	$15.88
Vested	109,285	(109,285)	—	$16.45
Converted	(833)	—	(833)	$17.00
Forfeited	—	(17,868)	(17,868)	$16.37
Balance, December 31, 2015	530,893	85,476	616,369	$16.73

Total unrecognized compensation cost related to unvested service-based LTIP units was approximately $0.8 million as of December 31, 2015, and is expected to be recognized in general, administrative and other expense over a weighted-average period of approximately 1.76 years, subject to the stated vesting conditions.

Market-Based LTIP Units

In November 2013, we issued 338,094 LTIP units, of which up to 50% will vest based on the percentage increase of the Company’s total stockholder return, or TSR, beginning on May 14, 2013 (the date of the closing of our initial public offering), and up to 50% will vest based on the relative outperformance of our TSR as compared to the percentage change of the SNL US REIT Equity Index, or the Index, over the same period. The market-based LTIP awards were valued on the date of grant using a Monte Carlo simulation method. The aggregate grant date fair value of the market-based LTIP units was $1.9 million.

In June 2014, we issued 39,136 LTIP units, of which up to 100% will vest based on the percentage increase of the Company’s TSR beginning on January 1, 2014. The market-based LTIP awards were valued on the date of grant using a Monte Carlo simulation method. The aggregate grant date fair value of the market-based LTIP units was $0.4 million.

In April 2015, we issued 91,399 LTIP units, of which up to 50% will vest based on the performance of the Company’s TSR measured against the MSCI U.S. Equity REIT Index, beginning on January 1, 2015, and up to 50% will vest based on the performance of the Company’s TSR measured against the average TSR of three other public REITs whose primary business is to acquire, own and operate single-family residential properties, over the same period. The market-based LTIP awards were valued on the date of grant using a Monte Carlo simulation method. The aggregate grant date fair value of the market-based LTIP units was $1.2 million.

The following table summarizes information about the market-based LTIP units outstanding as of December 31, 2015:

	Total Vested Units	Total Unvested Units	Total Outstanding Units	Weighted- Average Grant Date Fair Value (Per Unit)
Balance, December 31, 2013	—	338,094	338,094	$5.58
Granted	—	39,136	39,136	$10.12
Vested	—	—	—	$—
Converted	—	—	—	$—
Forfeited	—	—	—	$—
Balance, December 31, 2014	—	377,230	377,230	$6.05
Granted	—	91,399	91,399	$12.89
Vested	—	—	—	$—
Converted	—	—	—	$—
Forfeited	—	(52,398)	(52,398)	$8.03
Balance, December 31, 2015	—	416,231	416,231	$7.30

Total unrecognized compensation cost related to unvested market-based LTIP units totaled approximately $1.0 million as of December 31, 2015, and is expected to be recognized in general, administrative and other expense over a weighted-average period of approximately 2.17 years, subject to stated vesting conditions.

Restricted Stock

Under our 2012 Equity Incentive Plan, we may grant restricted shares of our common stock. Restricted shares of our common stock are valued at the per-share market close trading price of our common stock on the date of the grant and compensation expense is recognized over the vesting period, which approximates a straight-line basis.  These shares generally vest over three years based on continued service or employment.

The following table summarizes information about the shares of restricted common stock outstanding as of December 31, 2015:

	Number of Shares	Weighted-Average Grant Date Fair Value (Per Share)
Unvested at December 31, 2013	40,369	$21.00
Granted	17,944	$17.98
Vested	(20,178)	$20.11
Forfeited	(3,838)	$19.33
Unvested at December 31, 2014	34,297	$20.14
Granted	27,478	$18.63
Vested	(19,040)	$20.18
Forfeited	(12,127)	$18.54
Unvested at December 31, 2015	30,608	$19.39

Total unrecognized compensation cost related to unvested shares of restricted common stock totaled approximately $0.4 million as of December 31, 2015, and is expected to be recognized in general, administrative and other expense over a weighted-average period of approximately 1.74 years, subject to stated vesting conditions.

10.       Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The three levels of fair value defined in ASC 820-10, Fair Value Measurements, are as follows:

•                  Level 1—Valuations based on quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access.

•                  Level 2—Valuations based on quoted market prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•                  Level 3—Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, which are typically based on the reporting entity’s own assumptions.

Companies are required to disclose the estimated fair values of all financial instruments, even if they are not carried at their fair value. The fair values of financial instruments are estimates based upon market conditions and perceived risks as of December 31, 2015 and 2014. These estimates require management’s judgment and may not be indicative of the future fair values of the assets and liabilities.

Our financial instruments include cash and cash equivalents, restricted cash, acquisition deposits, rents and other receivables, accounts payable and accrued expenses. We consider the carrying amounts of these instruments to approximate fair value because of their short-term nature.

Our mortgage financings, the Credit Facility, the Notes and the Securitization Loan are also financial instruments, and we estimated their fair value based on market quotes for comparable instruments or discounted cash flow analysis using estimates of the amount and timing of future cash flows, market rates and credit spreads. The estimated fair value of the Credit Facility using Level 2 assumptions approximates the carrying amounts. The estimated fair values of our mortgage financing receivables using Level 3 assumptions approximates the carrying amounts.  In 2014 we entered into an interest rate cap designated as a cash flow hedge to reduce our exposure to interest rate risk.  See Note 7 for disclosures on the fair value of our interest rate cap.

The fair values of our Notes and the Securitization Loan using Level 2 assumptions are as follows (amounts in thousands):

	December 31, 2015		December 31, 2014
	Fair Value	Carrying Value	Fair Value	Carrying Value
Exchangeable Senior Notes (1)	$118,163	$105,189	$116,581	$102,188
Securitization Loan (2)	$340,881	$340,881	$340,675	$340,675

(1)                           The carrying amount of the Exchangeable Senior Notes includes a discount of $9.8 million and $12.8 million at December 31, 2015 and 2014, respectively.

(2)                           The fair value of the Securitization Loan approximates carrying value and includes a discount of $1.2 million and $1.6 million at December 31, 2015 and 2014, respectively.

11.       Transactions With Related Parties

In connection with the closing of our initial private offering on May 11, 2012, we acquired from American Residential Management, Inc., or ARM, a company co-owned by Stephen G. Schmitz, our Chief Executive Officer and Chairman, and Laurie A. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors, the proprietary, vertically integrated real estate acquisition and management platform that Mr. Schmitz and Ms. Hawkes developed in exchange for 175,000 OP units, valued at $3.5 million, representing a 1.5% limited partnership interest in our Operating Partnership, and approximately $85,000 in cash. The OP units were valued at $20.00 per unit, equivalent to the offering price per share of our common stock sold in our initial private offering.

Prior to February 2013, we earned management services fees from ARM pursuant to a cancellable sub-management agreement for the provision of real estate management services to ARM. These services allowed ARM to fulfill its obligations to ARP Phoenix Fund I, LP, or Phoenix Fund, pursuant to a management agreement between ARM and Phoenix Fund. The general partner of Phoenix Fund is ARP Phoenix Fund I GP, LLC, which is co-owned by Mr. Schmitz and Ms. Hawkes. These services included property restoration, leasing and property management and disposition services with respect to the properties owned by Phoenix Fund. Under the sub-management agreement, ARM was required to reimburse our TRS for the actual expenses incurred by our TRS to perform its obligations under the sub-management agreement, plus a fee of 1.0% of the gross rental revenue earned from Phoenix Fund with respect to the properties managed by ARM.

In February 2013, ARM, Phoenix Fund and our TRS terminated the property management and sub-management agreements for the provision of real estate management services to Phoenix Fund, and our TRS entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS performs the same services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS.

We earned approximately $0.1 million, $0.4 million and $0.4 million during the years ended December 31, 2015, 2014 and 2013, respectively, under the management agreements, which are included in management services (related party) in our consolidated statements of operations. As of July 2015, all of the homes owned by Phoenix Fund were sold and property management services are no longer being provided. Accounts receivable of approximately $2,900 and $20,000 due from Phoenix Fund are included in rents and other receivables, net in our consolidated balance sheets at December 31, 2015 and 2014, respectively.

Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering. In June 2015, all shares of our common stock owned by Phoenix Fund were sold as part of Phoenix Fund’s plan of distribution to its limited partners.

12.       Non-Controlling Interests

Non-controlling common units of our Operating Partnership relate to the interest in our Operating Partnership that is not owned by us and are presented as non-controlling interests in the equity section of our consolidated balance sheets.

Non-controlling common units of our Operating Partnership have essentially the same economic characteristics as shares of our common stock as they share equally in the net income or loss and distributions of our Operating Partnership. Our limited partners have the right to redeem all or part of their non-controlling common units of our Operating Partnership following the one-year anniversary of issuance. At the time of redemption, we have the right to determine whether to redeem the non-controlling common units of our Operating Partnership for cash, based upon the fair value of an equivalent number of shares of our common stock at the time of redemption, or exchange them for registered shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distribution and similar events. In the event of a termination or liquidation of us and our Operating Partnership, it is expected that in most cases each common unit would be entitled to a liquidating distribution equal to the amount payable with respect to each share of our common stock. As of December 31, 2015, there were 705,893 outstanding non-controlling common units of our Operating Partnership, representing an approximate 2.1% ownership interest in our Operating Partnership. These units are comprised of 175,000 units issued in connection with our acquisition of the assets and management platform from ARM and 530,893 vested LTIP units.  As of December 31, 2014, there were 597,441 outstanding non-controlling common units of our Operating Partnership, representing an approximate 1.8% ownership interest in our Operating Partnership. These units are comprised of 175,000 units issued in connection with our acquisition of the assets and management platform from ARM and 422,441 vested LTIP units.

Net income or loss attributable to non-controlling common units of our Operating Partnership is allocated based on their relative ownership percentage of the Operating Partnership during the period. The non-controlling ownership interest percentage is determined by dividing the number of non-controlling common units outstanding by the total of the shares of our common stock and non-controlling units outstanding at the balance sheet date. The issuance or redemption of additional shares of our common stock or common units results in changes to our limited partners’ ownership interest in our Operating Partnership, as well as our net assets. As a result, all equity-related transactions result in an allocation between stockholders’ equity and the non-controlling common units of our Operating Partnership in the consolidated balance sheet to account for any change in ownership percentage during the period. Our limited partners’ weighted-average share of our net loss was 2.0%, 1.7% and 1.5% for the years ended December 31, 2015, 2014 and 2013, respectively.

13.       Commitments and Contingencies

Operating Leases

We enter into operating lease agreements to provide office space for our corporate and support offices.  Approximate future minimum obligations under the operating leases as of December 31, 2015 are as follows (amounts in thousands):

Future Minimum Operating Lease Payments
2016	$799
2017	771
2018	785
2019	—
2020	—
Thereafter	—
Total	$2,355

Rent expense was approximately $945,000, $800,000 and $516,000 for the years ended December 31, 2015, 2014, and 2013, respectively, and is included within property operating and maintenance and general, administrative and other expenses on our consolidated statements of operations.

Litigation

From time to time, we are subject to potential liability under various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal claims that would have a material effect on our consolidated financial statements and therefore no accrual is required as of December 31, 2015.

Accepted Purchase Offers

As of December 31, 2015, we have no commitments to purchase single-family homes. As of December 31, 2014, we had committed to purchase single-family homes for a total purchase price of approximately $14.2 million, which were offers to purchase single-family homes that were accepted by the sellers but did not close until 2015.

Homeowners’ Association Fees

Certain of our properties are located in communities that are subject to homeowners’ association, or HOA, fees. These fees are generally billed monthly and are subject to annual fee adjustments. The fees cover the costs of maintaining common areas and are generally paid for by us.  HOA fees were approximately $2.8 million, $2.1 million and $1.2 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Concentrations

As of December 31, 2015, approximately 56% of our properties were located in Texas, Arizona and Georgia.  This concentration may expose us to greater economic risks than if we owned a more geographically dispersed portfolio.

Tenant Security Deposits

As of December 31, 2015, we had $10.4 million in tenant security deposits.  These security deposits are refundable, net of any charges or fees, upon expiration of the underlying leases. As of December 31, 2014, we had $7.9 million in tenant security deposits.

14.       Rental Revenue

Our properties are leased to tenants under operating leases with initial expiration dates ranging from 2016 to 2023. Our leases on self-managed properties are leased to residential tenants with a term of generally one year, where the tenant is responsible for the payment of the property utilities and we are responsible for the payment of the property taxes, insurance, homeowners’ association fees and property operating and maintenance costs (including ordinary repairs and maintenance). Our longer-term operating leases with local operators have lease terms with a minimum of five to ten years with renewal options. The operators/lessees under these longer-term leases are responsible for all property-level operating expenses, including taxes, insurance and maintenance, and other similar expenses of the property. The future minimum rental revenue to be received from tenants or lessees as of December 31, 2015 is as follows (amounts in thousands):

Future Minimum Rental Revenue
2016	$61,167
2017	6,227
2018	406
2019	418
2020	430
Thereafter	1,014
Total	$69,662

15.       Selected Quarterly Financial Information (Unaudited)

The following table sets forth our unaudited consolidated quarterly financial information for 2015 and 2014. We believe that we have included all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of our selected quarterly data.

The calculation of basic and diluted per share amounts for each quarter is based on the weighted average shares outstanding for that period; consequently, the sum of the quarters may not necessarily be equal to the full year basic and diluted net income per share. (amounts in thousands, except per-share amounts)

	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	Mar. 31, 2014
Total revenue	$32,615	$31,967	$32,050	$27,492	$25,171	$23,485	$20,754	$17,454
Net loss	$(15,839)	$(12,372)	$(9,509)	$(11,110)	$(12,770)	$(9,327)	$(7,742)	$(7,794)
Net loss attributable to common stockholders	$(15,505)	$(12,110)	$(9,320)	$(10,902)	$(12,539)	$(9,162)	$(7,609)	$(7,669)
Net loss per share attributable to common stockholders:
Basic and diluted (loss)/earnings per share	$(0.48)	$(0.38)	$(0.29)	$(0.34)	$(0.39)	$(0.28)	$(0.24)	$(0.24)

16.       Subsequent Events

The Company has evaluated events that have occurred since December 31, 2015, and through February 28, 2016, the date the consolidated financial statements were available to be issued, and it has determined that no events other than disclosed have occurred that would require recognition or additional disclosures in these consolidated financial statements to prevent them from being misleading.

Merger

On December 3, 2015, the Company and American Homes 4 Rent, a Maryland real estate investment trust, or AMH, announced the signing of a definitive Agreement and Plan of Merger, or the Merger Agreement, to combine the two companies in a stock-for-stock transaction. Under the Merger Agreement, our stockholders will receive 1.135 shares of AMH common stock for each share of the Company’s common stock. Additionally, outstanding LTIP units and restricted stock subject to acceleration provisions based solely on change in control will vest (Note 9) and the exchange rate of the exchangeable senior notes (Note 8) will be adjusted by the merger exchange rate of 1.135.

On February 26, 2016, the merger of the Company with and into a wholly owned subsidiary of AMH was approved by the Company’s stockholders. The merger is expected to close on February 29, 2016. Upon the closing of the merger, the combined company will operate under the American Homes 4 Rent brand and trade on the NYSE under the ticker symbol “AMH”.